Exhibit H


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                     Capitalization Ratios at March 31, 1997

                                                      Consolidated   Pro Forma
                                                        per 10-Q      Amounts       Equity           Debt
                                                      ------------   ---------   ------------    ------------
Capitalization (in thousands of dollars):
     Common stock..............................        $3,405,594          $0     $3,405,594
     Paid-in capital...........................         2,125,534           0      2,125,534
     Retained earnings.........................         3,730,782           0      3,730,782
     Preferred stock...........................           833,372     200,000(A)   1,033,372
     Capital & preferred securities............         1,353,500     189,250(A)   1,542,750
     Long-term debt............................         9,699,757     400,000(A)                 $10,099,757
     Preferred due within one year.............           116,155           0        116,155
     Long-term debt due within one year........           466,515           0                        466,515
     Notes payable & commercial paper..........         2,024,235           0                      2,024,235
                                                      ============   =========   ============    ============
            Total (Incl Amts Due in 1 Year)....       $23,755,444    $789,250    $11,954,187     $12,590,507
                                                      ============   =========   ============    ============


     Actual Amounts in Millions of Dollars.....           $23,756                    $11,565         $12,191
     Actual Capitalization Ratios..............            100.0%                      48.7%           51.3%

     Pro Forma Amounts in Millions of Dollars..           $24,545                    $11,954         $12,591
     Pro Forma Capitalization Ratios...........            100.0%                      48.7%           51.3%



            Pro Forma Consolidated Statements of Income (Unaudited)
                        (Stated in Thousands of Dollars)


                                                            For the Twelve
                                                             Months Ended
                                                            March 31, 1997  Pro Forma    As Adjusted
                                                            ------------    ---------
OPERATING REVENUES                                          $10,512,948    $      -     $10,512,948
                                                            ------------   ---------    ------------
OPERATING EXPENSES:
Operation--
     Fuel                                                     2,228,043           -       2,228,043
     Purchased power                                          1,289,336           -       1,289,336
     Other                                                    1,834,924           -       1,834,924
Maintenance                                                     786,664           -         786,664
Depreciation and amortization                                 1,041,171           -       1,041,171
Amortization of deferred Plant Vogtle costs                     140,518           -         140,518
Taxes other than income taxes                                   617,085           -         617,085
Income taxes                                                    732,834     (15,894)(B)     716,940
                                                            ------------   ---------    ------------
Total operating expenses                                      8,670,575     (15,894)      8,654,681
                                                            ------------   ---------    ------------
OPERATING INCOME                                              1,842,373      15,894       1,858,267
OTHER INCOME:
Allowance for equity funds used during construction               3,862           -           3,862
Interest income                                                  66,245           -          66,245
Other, net                                                       34,269           -          34,269
Income taxes applicable to other income                          (2,764)          -          (2,764)
                                                            ------------   ---------    ------------
INCOME BEFORE INTEREST CHARGES                                1,943,985      15,894       1,959,879
                                                            ------------   ---------    ------------
INTEREST CHARGES AND OTHER:
Interest on long-term debt                                      542,498      26,497 (B)     568,995
Allowance for debt funds used during construction               (18,357)          -         (18,357)
Interest on notes payable                                       113,778           -         113,778
Amortization of debt discount, premium and expense, net          27,733           -          27,733
Other interest charges                                           48,100           -          48,100
Minority interest in subsidiaries                                29,258           -          29,258
Distributions on capital and preferred securities of
  subsidiary companies                                           39,597      14,667 (B)      54,264
Preferred dividends of subsidiary companies                      80,178      14,000 (B)      94,178
                                                            ------------   ---------    ------------
Interest charges and other, net                                 862,785      55,164         917,949
                                                            ------------   ---------    ------------

CONSOLIDATED NET INCOME                                     $ 1,081,200    $(39,270)    $ 1,041,930
                                                            ============   =========    ============

                          (See Notes on Following Page)

NOTES

(A) To give effect to (i) the issuance by Georgia Power Capital Trust III of $189,250,000 in June 1997 of preferred securities, (ii) the issuance by Gulf Power Company of $40,930,000 in July 1997 of pollution control obligations, and (iii) the proposed issuance by Gulf Power Company of $200,000,000 of first mortgage bonds, $200,000,000 of preferred stock and $159,070,000 of pollution control obligations.

(B) To give effect to (i) the issuance by Georgia Power Capital Trust III of $189,250,000 in June 1997 of preferred securities at an annual rate of 7.75%, the issuance by Gulf Power Company of $40,930,000 in July 1997 of pollution control obligations at an annual rate of 3.55%, and (iii) the proposed issuance by Gulf Power Company of $200,000,000 of first mortgage bonds at an assumed rate of 7.75%, $200,000,000 of preferred stock at an assumed rate of 7%, and $159,070,000 of pollution control obligations at an assumed rate of 6%.

(C) The amounts and types of the securities to be issued by Gulf Power Company will be dependent upon, among other things, market conditions prevailing at the time of issuance. The amounts estimated to be issued are the maximum amounts requested in the subject application and are used solely for the purpose of illustrating the effect upon Southern Company consolidated capitalization and earnings. In addition, no assumptions are made in connection with possible refundings.